Exhibit 23.2

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2014 Global Share Option Plan and the 2014 Stock Incentive Plan of Brainstorm Cell Therapeutics Inc. of our report dated March 8, 2018 relating to the financial statements of BRAINSTORM CELL THERAPEUTICS INC. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Registrant’s ability to continue as a going concern) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings “Experts” in such Prospectus.

/s/ Brightman Almagor Zohar & Co.

Brightman Almagor Zohar & Co.

Member of Deloitte Touche Tohmatsu Limited

Tel Aviv, Israel

December 21, 2018